Exhibit 10.2

March 6, 2024

VIA E-MAIL

T. Andrew Crockett

[***]

Re: Terms of Separation

Dear Andrew:

This letter confirms the agreement (this “Agreement”) between you and KalVista Pharmaceuticals, Inc. (the “Company”) concerning the terms of your separation and offers you the separation compensation we discussed in exchange for a general release of claims and covenant not to sue.

1.
Separation Date: March 6, 2024 is your last day of employment with the Company (the “Separation Date”).
2.
Resignation from Officer Positions and Board Membership: Effective as of the Separation Date, you hereby resign from all officer positions and all positions on the Company’s Board of Directors (the “Board”) without the need of acceptance or any further action by the Company.
3.
Acknowledgment of Payment of Wages: By your signature below, you acknowledge that we have provided you with (or will provide you with) one or more final paychecks for all wages, salary, accrued vacation and any similar payments due you from the Company as of the Separation Date. By signing below, you acknowledge that the Company does not owe you any other amounts except as may become due pursuant to this Agreement. Please promptly submit for reimbursement all final outstanding expenses, if any.
4.
Cessation of Benefits: Your coverage under the Company health care plan will terminate on March 31, 2024. Under applicable law, you may be eligible for continuation coverage for health care benefits. Further information regarding such benefits will be provided to you separately from our health plan administrator.
5.
Separation Compensation: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees to provide you with the following:
a.
Severance: The Company agrees to pay you, within fourteen (14) business days following the Effective Date (as defined below) of this Agreement, a lump sum payment in the gross amount of $992,700, less applicable state and federal payroll deductions, which equals eighteen (18) months of your base salary.

T. Andrew Crockett

b.
COBRA: Upon your timely election to continue your existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will pay the insurance premiums to continue your existing health and dental benefits for eighteen (18) months following the Separation Date. You will remain responsible for, and must continue to pay, the portion of premiums, co-payments, etc. that you would have paid had your employment continued.
c.
Annual Bonus. The Company agrees to pay you, within fourteen (14) business days following the Effective Date (as defined below) of this Agreement, a lump sum payment in the gross amount of $397,080, less applicable state and federal payroll deductions, which equals your Target Bonus (as defined in the Amended and Restated Executive Employment Agreement, dated July 1, 2019, that you entered into with the Company (the “Employment Agreement”)) for the fiscal year ending April 30, 2024.
d.
Acceleration of Equity Vesting: Subject to formal approval by the Board, the Company agrees to accelerate vesting of the Accelerated Shares (as defined below), as described below in Section 8.
e.
Stock Option Exercise Deadline Extension: Subject to formal approval by the Board, the Company agrees to extend the post-employment stock option exercise deadline, as described below in Section 8.

By signing below, you acknowledge that you are receiving the separation compensation outlined in this paragraph in consideration for waiving your rights to claims referred to in this Agreement and that you would not otherwise be entitled to the separation compensation. Further, you expressly acknowledge that the separation compensation fully satisfies any and all severance obligations the Company may have to you under the Employment Agreement or otherwise.

6.
Return of Company Property: Section 10 of your Employee Invention Assignment, Confidentiality and Non-Competition Agreement (the “EIIA”) (Exhibit A hereto) requires the return of Company property, and you hereby warrant to the Company that you shall return to the Company all property by March 31, 2024 (provided that Section 10 does permit you to retain certain documents and personal property as set forth therein). In addition, you agree to return to the Company any of its Proprietary Information (as defined in the EIIA) that has been in your possession or control.
7.
Proprietary Information: You hereby acknowledge that you are bound by the attached EIIA and that as a result of your employment with the Company you have had access to the Company’s proprietary of confidential information, that you will hold all such information in strictest confidence and that you will not make use of such information on behalf of anyone. Per Section 6 above, you further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such information and that you have not taken with you any such documents or data or any reproduction thereof.

T. Andrew Crockett

8.
Equity:
a.
Stock Options:
i.
Pursuant to your respective Stock Option Agreement(s) with the Company and the Company’s 2017 Equity Incentive Plan (hereafter collectively referred to as the “Stock Option Agreements”), you were granted options to purchase an aggregate of 1,052,220 shares of the Company’s common stock (collectively, the “Options”). As of the Separation Date, the Options will have vested as to an aggregate of 921,556 shares (the “Vested Option Shares”) and remain unvested as to 130,664 shares (the “Unvested Option Shares”). Because your employment is terminating on the Separation Date, none of the Unvested Option Shares can ever vest. Per the Stock Option Agreements, you will have three months following the Separation Date to exercise the Vested Option Shares. However, if you execute this Agreement and it becomes effective on its terms, and subject to approval by the Board, the Company agrees to extend the post-employment deadline to exercise any unexercised Vested Option Shares to the 12-month anniversary of the Separation Date; provided, however, that in no event shall such exercise period exceed (A) the date of the expiration of such Option, (B) the date of a consummation of a Corporate Transaction (as defined in the Stock Option Agreements), or (C) the date of a dissolution or liquidation of the Company (the “Exercise Extension”).
ii.
You acknowledge that your acceptance of the foregoing Exercise Extension will cause any incentive stock options to be immediately and irrevocably reclassified as non-qualified stock options under the applicable tax laws effective as of your acceptance of the Exercise Extension. To the extent the Option is or becomes a non-qualified stock option, you and not the Company will be solely responsible for any tax consequences relating to such reclassification, including satisfaction of all applicable tax withholding requirements that become due upon exercise of such Option. If you have not accepted the Exercise Extension by checking the box in the signature block of this Agreement and returning it to the Company by the deadline specified below in Section 21, the Company’s offer of the Exercise Extension will automatically be rescinded without any further action on the part of you or the Company, and you will no longer be eligible to receive the Exercise Extension. The Stock Option Agreements are hereby amended consistent with this Section 8. Your rights concerning the Options will continue to be governed by the Stock Option Agreements, as amended herein.
b.
Restricted Stock Units: Pursuant to your respective Restricted Stock Unit Agreement(s) with the Company and the Company’s 2017 Equity Incentive Plan (hereafter collectively referred to as the “RSU Agreements”), you were granted awards to purchase an aggregate of 176,214 shares of the Company’s common stock (collectively, the “RSUs”). As of the Separation Date, the RSUs will have vested as to an aggregate of 75,357 shares (the “Vested RSU Shares”) and remain unvested as to 100,857 shares (the “Unvested RSU Shares”). Because your employment is terminating on the Separation Date, none of the Unvested RSU Shares can ever vest. However, if you execute this Agreement and it becomes effective on its terms, and subject to approval by the Board, the Company agrees to, and hereby does, accelerate the vesting of the shares subject to each RSUs such that the RSUs shall be deemed to have vested as to an additional 100,000 shares (the “Accelerated RSU Shares”).

T. Andrew Crockett

c.
Performance Stock Units: Pursuant to your respective Performance-Based Restricted Stock Unit Agreement(s) with the Company and the Company’s 2017 Equity Incentive Plan (hereafter collectively referred to as the “PSU Agreements”), you were granted awards to purchase an aggregate of 411,666 shares of the Company’s common stock (collectively, the “PSUs”). As of the Separation Date, the PSUs will have vested as to an aggregate of 205,832 shares (the “Vested PSU Shares”) and remain unvested as to 83,334 shares (the “Unvested PSU Shares”). Because your employment is terminating on the Separation Date, none of the Unvested PSU Shares can ever vest. However, if you execute this Agreement and it becomes effective on its terms, and subject to approval by the Board, the Company agrees to, and hereby does, accelerate the vesting of the shares subject to each RSUs such that the RSUs shall be deemed to have vested as to an additional 50,000 shares (the “Accelerated PSU Shares” and together with the Accelerated RSU Shares, the “Accelerated Shares”).
9.
General Release and Waiver of Claims:
a.
The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit‑sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, arising on or before the date you sign this Agreement, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the Massachusetts Fair Employment Practices Act, the Massachusetts Wage Act (the “MA Wage Act”), the Georgia Fair Employment Practices Act, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims of sexual harassment or other unlawful harassment (although you acknowledge that you have not asserted, and you are otherwise not aware of any basis for, any claim against Releasees of or involving sexual harassment), claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.
b.
THIS RELEASE CONTAINS A WAIVER OF RIGHTS UNDER THE MA WAGE ACT: You acknowledge, agree and understand that employees have certain rights under the MA Wage Act regarding when, how, and how much they must be paid, including but not limited to the right to be paid wages earned within timeframes provided in the MA Wage Act; that wages include amounts payable to employee for hours worked, which may include salaries, determined and due commissions, overtime pay, tips, and earned vacation or holiday payments due to employees under oral or written agreements; and that employees have the right to bring private lawsuits for violation of the MA Wage Act.

T. Andrew Crockett

c.
You hereby acknowledge that you are aware of the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee. With knowledge of this principle, you hereby agree to expressly waive any rights you may have to that effect.

d. For its part, in consideration of your promises and obligations hereunder, and to the fullest extent permitted by law, the Company, for itself and on behalf of anyone who could bring a claim through or on behalf of it, hereby releases and waives any claims against you and your successors and assigns, whether known or not known, arising on or before the date the Company signs this Agreement, including, without limitation, claims under any employment laws, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, any other claims arising out of your employment or your separation of employment, claims under any statute, law or ordinance, and any other laws and/or regulations relating to employment or employment discrimination (including those laws referenced in Sections 9(a) and (b)), but excluding claims of fraud, misappropriation of trade secrets, and breach of the EIIA, provided that the Company is not currently aware of any such claims.

e. You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to, rights or claims for indemnity (including your indemnification rights as set forth in Section 7 of your Amended and Restated Employment Agreement dated July 1, 2019), rights or claims to your vested equity interests (as detailed in Section 8), rights or claims to vested ERISA benefits, or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

10.
Covenant Not to Sue:
a.
To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you or the Company pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which either may now have, have ever had, or may in the future have against Releasees (in your case) or against you (in the Company’s case), which is based in whole or in part on any matter released by this Agreement.
b.
Nothing in this paragraph shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
11.
Protected Rights: You understand that nothing in this Agreement, including the General Release and Waiver of Claims, Covenant Not to Sue, Non-disparagement and Confidentiality sections contained herein, limits, impedes or restricts: (a) your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor

T. Andrew Crockett

Relations Board (the “NLRB”), the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”); or (b) if you are a non-supervisory (as defined under the National Labor Relations Act (the “NLRA”)) Company employee, you from exercising your protected rights under Section 7 of the NLRA, including your right to file an unfair labor practice charge with the NLRB and/or assist other current or former Company employees in doing so. You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate and/or assist in any investigation or proceeding that may be conducted by any Government Agency, including providing documents (including this Agreement) or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.
12.
Mutual Non-disparagement; Public Statements:
a.
Subject to the Protected Rights section above, and otherwise to the fullest extent permitted by applicable law, you agree that you will not, directly or indirectly, make any disparaging oral or written statements regarding the Company and/or its products, services, directors, investors, officers, employees and affiliated entities, including, but not limited to, any statement posted on social media (including online company review sites) or otherwise on the Internet, whether or not made anonymously or with attribution. The Company agrees that its current officers and directors, for so long as they are employed by or providing Board service to the Company, will not, directly or indirectly, make any disparaging oral or written statements regarding you, including, but not limited to, any statement posted on social media or otherwise on the Internet, whether or not made anonymously or with attribution. Nothing in this paragraph shall prohibit you or the Company (including its current officers and directors) from providing truthful information in response to a subpoena or other legal process. “Disparaging” means making remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the individual or entity being disparaged.
b.
The parties agree that they have collaborated and agreed on reasonable internal and external communications regarding your transition and departure from the Company (the “Departure Communications”). Any future communications with respect to your departure shall align with the Departure Communications.
13.
Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Boston, Massachusetts through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. The Company will pay for the costs and fees of the arbitration. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

T. Andrew Crockett

14.
Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
15.
Confidentiality: Subject to the Protected Rights section above, and otherwise to the fullest extent permitted by applicable law, the contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order.
16.
No Admission of Liability: This Agreement is not and shall not be construed or contended by the Company or you to be an admission or evidence of any wrongdoing or liability on the part of any party and, with respect to the Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under the Federal Rules of Evidence 408 and/or any other state or federal provisions of similar effect.
17.
Complete and Voluntary Agreement: This Agreement, together with all exhibits hereto and agreements referenced herein, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter, including any consulting agreements between you and the Company. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.
18.
Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
19.
Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original and a copy of a signature will be admissible in any legal proceeding as if an original.
20.
Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

T. Andrew Crockett

21.
Review of Separation Agreement; Expiration of Offer: You understand that you may take up to twenty-one (21) days to consider this Agreement (the “Consideration Period”). The offer set forth in this Agreement, if not accepted by you before the end of the Consideration Period, will automatically expire. By signing below, you affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document.
22.
Effective Date: This Agreement is effective on the eighth (8th) day after you sign it and without revocation by you (the “Effective Date”).

If you agree to abide by the terms outlined in this Agreement, please sign and return it to me. I wish you the best in your future endeavors.

[Signature Page Follows]

Sincerely,

KalVista PhARMACEUTICALS, Inc.

By: /s/ Brian J. G. Pereira

Brian J. G. Pereira, MD

Chairman of the Board of Directors

READ, UNDERSTOOD AND AGREED:

/s/ T. Andrew Crockett Date: 3/6/2024
T. Andrew Crockett

[_X_] I ELECT TO RECEIVE THE EXERCISE EXTENSION DESCRIBED IN SECTION 8 OF THIS AGREEMENT.

[__] I DECLINE TO RECEIVE THE EXERCISE EXTENSION DESCRIBED IN SECTION 8 OF THIS AGREEMENT.

EXHIBIT A

Employee Invention Assignment, Confidentiality and Non-Competition Agreement

EMPLOYEE INVENTION ASSIGNMENT, CONFIDENTIALITY
AND NON-COMPETITION AGREEMENT

In consideration of, and as a condition of my employment with KalVista Pharmaceuticals, Inc., a Delaware corporation with its principal offices in the State of Massachusetts (the “Company”), I, as the “Employee” signing this Employee Invention Assignment, Confidentiality and Non-Competition Agreement (this “Agreement”), hereby represent to the Company, and the Company and I hereby agree as follows:

1. Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and/or marketing in connection with its current and projected business and that it is critical for the Company to preserve and protect its proprietary information, its rights in certain inventions and works and in related intellectual property rights. Accordingly, I am entering into this Agreement, whether or not I am expected to create inventions or other works of value for the Company. As used in this Agreement, “Inventions” means inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, confidential information and trade secrets.

2. Disclosure of Inventions. I will promptly disclose in confidence to the Company, or to any person designated by it, all Inventions that I make, create, conceive or first reduce to practice, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets.

3. Work for Hire; Assigned Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment will be “works made for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that I make, create, conceive or first reduce to practice during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets, and that (i) are developed using equipment, supplies, facilities or trade secrets of the Company; (ii) result from work performed by me for the Company; or (iii) relate to the Company’s business or actual or demonstrably anticipated research or development (the “Assigned Inventions”), will be the sole and exclusive property of the Company.

4. Excluded Inventions and Other Inventions. Attached hereto as Exhibit A is a list describing all existing Inventions, if any, that may relate to the Company’s business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the Effective Date (as defined below), and which are not to be assigned to the Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to the Company’s business or actual or demonstrably anticipated research or development. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the Effective Date or thereafter, other than Assigned Inventions and Excluded Inventions. I acknowledge and agree that if, in the scope of my employment, I use any Excluded Inventions or any Other Inventions, or if I include any Excluded Inventions or Other Inventions in any product or service of the Company or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by the Company of any rights assigned to the Company under this Agreement, I will immediately so notify the Company in writing. Unless the Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to the Company, in such circumstances (whether or not I give the Company notice as required above), a perpetual, irrevocable, nonexclusive, transferable, world-wide, royalty-free license to use, disclose, make, sell, offer for sale, import, copy, distribute, modify and create works based on, perform, and display such Excluded Inventions and Other Inventions, and to sublicense third parties in one or more tiers of sublicensees with the same rights.

5. Exception to Assignment. I understand that the Assigned Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to, any invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on my own time, and (i) which does not relate (A) directly to the business of the Company or (B) to the Company’s actual or demonstrably anticipated research or development, and (ii) which does not result from any work performed by me for the Company.

6. Assignment of Rights. I agree to assign, and do hereby irrevocably transfer and assign, to the Company: (i) all of my rights, title and interests in and with respect to any Assigned Inventions; (ii) all patents, patent applications, copyrights, mask works, rights in databases, trade secrets, and other intellectual property rights, worldwide, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (iii) to the extent assignable, any and all Moral Rights (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any Moral Rights I may have in or with respect to any Assigned Inventions and any Excluded Inventions or Other Inventions licensed to the Company under Section 4, even after termination of my employment with the Company. “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

7. Assistance. I will assist the Company in every proper way to obtain and enforce for the Company all patents, copyrights, mask work rights, trade secret rights and other legal protections for the Assigned Inventions, worldwide. I will execute and deliver any documents that the Company may reasonably request from me in connection with providing such assistance. My obligations under this section will continue beyond the termination of my employment with the Company; provided that the Company agrees to compensate me at a reasonable rate after such termination for time and expenses actually spent by me at the Company’s request in providing such assistance. I hereby appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose. I agree that this appointment is coupled with an interest and will not be revocable.

8. Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information or materials of a confidential or secret nature that may be made, created or discovered by me or that may be disclosed to me by the Company or a third party in relation to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company, or any other party with whom the Company agrees to hold such information or materials in confidence (the “Proprietary Information”). Without limitation as to the forms that Proprietary Information may take, I acknowledge that Proprietary Information may be contained in tangible material such as writings, drawings, samples, electronic media, or computer programs, or may be in the nature of unwritten knowledge or know-how. Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, designs, data, prototypes, specimens, test protocols, laboratory notebooks, business strategies, financial information, forecasts, personnel information, contract information, customer and supplier lists, and the non-public names and addresses of the Company’s customers and suppliers, their buying and selling habits and special needs.

9. Confidentiality. At all times, both during my employment and after its termination, and to the fullest extent permitted by law, I will keep and hold all Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company in each instance, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company, and I will not take with me or retain in any form any documents or materials or copies containing any Proprietary Information. Nothing in this Section 9 or otherwise in this Agreement shall limit or restrict in any way my immunity from liability for disclosing the Company’s trade secrets as specifically permitted by 18 U.S. Code Section 1833, the pertinent provisions of which are attached hereto as Exhibit B.

10. Physical Property. All documents, supplies, equipment and other physical property furnished to me by the Company or produced by me or others in connection with my employment will be and remain the sole property of the Company. I will return to the Company all such items when requested by the Company, excepting only my personal copies of records relating to my employment or compensation and any personal property I bring with me to the Company and designate as such. Even if the Company does not so request, I will upon termination of my employment return to the Company all Company property, and I will not take with me or retain any such items.

11. No Breach of Prior Agreements. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality, non-competition, or other agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of my own or of a former employer or third party that are not generally available for use by the public or have not been legally transferred to the Company.

12. “At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or by me. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time.

13. Company Opportunities; No Conflicting Activities. During the period of my employment, I will at all times devote my best efforts to the interests of the Company, and I will not, without the prior written consent of the Company, engage in, or encourage or assist others to engage in, any other employment or activity that: (i) would divert from the Company any business opportunity in which the Company can reasonably be expected to have an interest; (ii) would directly compete with, or involve preparation to compete with, the current or future business of the Company; or (iii) would otherwise conflict with the Company’s interests or could cause a disruption of its operations or prospects.

14. Non-Competition; Non-Solicitation.

(a) Non-Competition. I understand that the Company’s interests in protecting its investments, goodwill, Proprietary Information, trade secrets, and/or technologies make it reasonable for the Company to ask me to agree that I will not compete with the Company for a reasonable period after the termination of my employment for any reason, whether voluntary or involuntary. Accordingly, and understanding that the Company’s business is potentially global in scope, I further agree that I will not, during the one (1) year period following the termination of my employment (the “Post-Employment Period”), directly or indirectly, work for or provide service of any kind, as an employee, consultant, director, owner or in any other capacity, to any person or entity (including any business in planning or formation) that is or intends to be competitive with, or is engaged in the design, development, manufacture, production, marketing, sale or servicing of any product or the provision of any service that are then under development or offered by the Company or any of its subsidiary or affiliated entities. It will not be deemed to be a violation of this section for me to make or hold either of the following investments: (a) ownership, as a passive investor, of up to two percent (2%) of any publicly traded company; or (b) an equity interest of up to two percent (2%) in any venture capital fund or other investment vehicle that makes investments in early stage companies so long as I do not participate in or influence the investment decision process of such fund or vehicle.

(b) Non-Solicitation of Employees/Consultants. During my employment with the Company and the Post-Employment Period, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity, nor will I encourage or assist others to do so. I acknowledge and agree that even after the expiration of the Post-Employment Period. I will not solicit (or encourage or assist others to solicit) away any employees or consultants of the Company if, in so doing, I use or disclose any trade secrets or other Proprietary Information of the Company.

(c) Non-Solicitation of Suppliers/Customers. During my employment with the Company and the Post-Employment Period, I will not directly or indirectly solicit or otherwise take away customers or suppliers of the Company or otherwise divert or attempt to divert business away from the Company, nor will I encourage or assist others to do so. I acknowledge and agree that even after the expiration of the Post-Employment Period, I will not solicit (or encourage or assist others to solicit) any customers or suppliers of the Company if, in so doing, I use or disclose any trade secrets or other Proprietary Information of the Company.

(d) Reasonableness. I acknowledge that the post-employment restrictions on competition and solicitation in this Section 14 are reasonable and necessary in light of the Company’s need to protect its trade secrets and other Proprietary Information and the goodwill of the Company’s business.

15. Use of Name & Likeness. I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed, both during and after my employment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.

16. Notification. I hereby authorize the Company, during and after the termination of my employment with the Company, to notify third parties, including, but not limited to, actual or potential customers or employers, of the terms of this Agreement and my responsibilities hereunder.

17. Injunctive Relief. I understand that a breach or threatened breach of this Agreement by me may cause the Company to suffer irreparable harm and that the Company will therefore be entitled to injunctive relief to enforce this Agreement.

18. Governing Law; Severability. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the duties of its employees and the protection of its trade secrets. This Agreement shall be construed in accordance with and governed by the law of the State of Massachusetts without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction. If any provision of this Agreement is invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible, given the fundamental intentions of the parties when entering into this Agreement. To the extent such provision cannot be so enforced, it will be stricken from this Agreement and the remainder of this Agreement will be enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same agreement.

20. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to such subject matter.

21. Amendment and Waiver. This Agreement may be amended only by a written agreement executed by each of the parties to this Agreement. No amendment or waiver of, or modification of any obligation under, this Agreement will be enforceable unless specifically set forth in a writing signed by the party against which enforcement is sought. A waiver by either party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition with respect to any other instance, whether prior, concurrent or subsequent.

22. Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will bind and benefit the parties and their respective successors, assigns, heirs, executors, administrators, and legal representatives. The Company may assign any of its rights and obligations under this Agreement. I understand that I will not be entitled to assign or delegate this Agreement or any of my rights or obligations hereunder, whether voluntarily or by operation of law, except with the prior written consent of the Company.

23. Further Assurances. The parties will execute such further documents and instruments and take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement. Upon termination of my employment with the Company, I will execute and deliver a document or documents in a form reasonably requested by the Company confirming my agreement to comply with the post-employment obligations contained in this Agreement.

24. Acknowledgement. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with this Agreement.

25. Effective Date of Agreement. This Agreement is and will be effective on and after the first day of my employment by the Company, which is ______________________, ______ (the “Effective Date”).

Company:	Employee:
By: /s/ Ben Palleiko	/s/ T. Andrew Crockett Signature
Name: Ben Palleiko	T. Andrew Crockett Name (Please Print)
Title: CFO

Exhibit A

LIST OF EXCLUDED INVENTIONS UNDER SECTION 4

Title	Date	Identifying Number or Brief Description

X No inventions, improvements. or original works of authorship

Additional sheets attached

Signature of Employee: /s/ T. Andrew Crockett

Print Name of Employee: T. Andrew Crockett

Date:

Exhibit B

DEFEND TRADE SECRETS ACT, 18 U.S. CODE § 1833 NOTICE:

18 U.S. Code Section 1833 provides as follows:

Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made, (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Use of Trade Secret Information in Anti-Retaliation Lawsuit. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.